Exhibit 10.1

TERMINALS SALE AND PURCHASE AGREEMENT

BETWEEN

EXXONMOBIL OIL CORPORATION,

SELLER

AND

GLOBAL COMPANIES LLC,

BUYER

Albany, NY
Burlington, VT
Newburgh, NY

TERMINALS

March 16, 2007

ARTICLE I DEFINITIONS	1
ARTICLE II TERMINAL	12
2.1 Terminal	12
2.2 Exclusions	13
2.3 Disclaimer	15
2.4 Inventories	16
2.5 Employees	19
ARTICLE III PURCHASE PRICE	19
3.1 Purchase Price	19
3.2 Payment of Purchase Price	19
3.3 Allocation of Purchase Price	20
3.4 Valuation 22	20
ARTICLE IV THE CLOSING	20
4.1 Time and Place; Escrow Agent	20
4.2 Seller’s Deliveries	21
4.3 Buyer’s Deliveries	22
4.4 Agreements	22
4.5 Effectiveness of Agreements	23
4.6 Seller’s Remedies	23
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER	23
5.1 Organization	23
5.2 Due Authorization	23
5.3 No Violation	24
5.4 Title to Properties	24
5.5 Litigation	25
5.6 Condemnation and Zoning	25
5.7 Permits	25
5.8 Condition of Terminal	25
5.9 Material Contracts	26
5.10 Compliance with Laws	26
5.11 Consents	26
5.12 Taxes	26
5.13 Foreign Person	27

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ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER	27
6.1 Organization	27
6.2 Due Authorization	27
6.3 No Violation	27
ARTICLE VII ENVIRONMENTAL	28
7.1 Feasibility Study Period	28
7.2 Environmental Documents	29
7.3 Seller’s Retained Environmental Liabilities	29
7.4 Buyer’s Assumed Environmental Liabilities	29
7.5 Seller’s Environmental Indemnity	30
7.6 Buyer’s Environmental Indemnities	31
7.7 Buyer’s Release of Seller for Environmental Liabilities	33
7.8 Seller’s Access to the Terminal	33
7.9 Other Environmental Issues and Related Use Restrictions	34
7.10 Arbitration Procedures	39
7.11 Environmental Notices	40
ARTICLE VIII CONDITIONS PRECEDENT TO CLOSING	42
8.1 Obligation of Buyer to Close	42
8.2 Obligation of Seller to Close	43
ARTICLE IX INDEMNIFICATION	45
9.1 Definitions	45
9.2 Indemnification By Seller	45
9.3 Indemnification By Buyer	46
9.4 Conflict	46
9.5 Procedures	46
ARTICLE X SURVIVAL	48
10.1 Representations and Warranties	48
10.2 Covenants	48
ARTICLE XI TITLE COMMITMENT; SURVEY; RISK OF LOSS	48
11.1 Title Insurance	48
11.2 Survey	49
11.3 Title Objections	49
11.4 Risk of Loss	50

ARTICLE XII FURTHER ASSURANCE	50
ARTICLE XIII COSTS AND EXPENSES	51
13.1 Brokerage Commissions	51
13.2 Closing Adjustments	51
13.3 Timing of Adjustments	52
ARTICLE XIV CASUALTY AND CONDEMNATION	52
14.1 Notice of Fire Casualty or Condemnation	52
14.2 Buyers Election	53
14.3 Exclusive Remedy	53
ARTICLE XV GENERAL; ADDITIONAL COVENANTS	53
15.1 Termination	53
15.2 Specific Performance	54
15.3 Entire Agreement	54
15.4 Headings	54
15.5 Notices	54
15.6 Exhibits and Schedules	55
15.7 Severability	55
15.8 Waiver	55
15.9 Assignment	56
15.10 Parties in Interest; No Third Party Beneficiary	56
15.11 Governing Law	56
15.12 Choice of Forum	56
15.13 Waiver Of Jury Trial	57
15.14 Commercially Reasonable Efforts; Time of Essence	57
15.15 Amendments	57
15.16 Counterparts	58
15.17 Public Announcements	58
15.18 Transition Assistance	58
15.9 Taxes	58
15.20 Confidentiality	58
15.21 No Presumption Against Drafter	59
15.22 Right of First Refusal	59
15.23 Hart-Scott-Rodino Filing Requirements	60

EXHIBITS AND SCHEDULES

Exhibit A-1	Real Property Description: Albany Terminal
Exhibit A-2	Real Property Description: Burlington Terminal
Exhibit A-3	Real Property Description: Newburgh Terminal
Exhibit B	Intentionally Left Blank
Exhibit C-1	List of Items Excluded From Personal Property in Albany Terminal
Exhibit C-2	List of Items Excluded From Personal Property in Burlington Terminal
Exhibit C-3	List of Items Excluded From Personal Property in Newburgh Terminal
Exhibit CA-1	Vehicles – Albany Terminal
Exhibit CA-2	Vehicles – Burlington Terminal
Exhibit CA-3	Vehicles – Newburgh Terminal
Exhibit D-1	Books and Records for Albany Terminal
Exhibit D-2	Books and Records for Burlington Terminal
Exhibit D-3	Books and Records for Newburgh Terminal
Exhibit E	Material Contracts
Exhibit F-1	Permits for Albany Terminal
Exhibit F-2	Permits for Newburgh Terminal
Exhibit F-3	Permits for Burlington Terminal
Exhibit G	Improvements, Equipment and Goods Located at Albany, Burlington and Terminals and Not Owned by Seller
Exhibit H	Form of Special Warranty Deed
Exhibit I	Form of Bill of Sale for Improvements and Personal Property
Exhibit J	Form of Indemnity Letter to Title Company
Exhibit K	Form of Seller’s FIRPTA Certification
Exhibit L	Form of Parent Guaranty
Exhibit M	Intentionally Left Blank
Exhibit N	Form of Assignment and Assumption of Permits and Contracts
Exhibit O	Form of Terminaling Services Agreement
Exhibit P	Conditions of Employment
Exhibit Q	Form of Joint Letter Transferring Responsibility for Remediation Activities
Exhibit R-1	Environmental Permits for Albany Terminal
Exhibit R-2	Environmental Permits for Burlington Terminal
Exhibit R-3	Environmental Permits for Newburgh Terminal
Exhibit S	Form of Release at Closing Date Concerning Terminal Properties
Exhibit T	Non-Material or Revenue-Generating Contracts
Exhibit U	Form of US Customer Fleet Services Lease Agreement

Exhibit V	Form of Term Supply Agreement
Exhibit W	Intentionally Left Blank
Schedule 3.3	Allocation of Purchase Price
Schedule 5.4	Permitted Title Exceptions
Schedule 5.5	Litigation
Schedule 5.9	Material Contracts
Schedule 5.10	Compliance With Laws
Schedule 5.11	Required Consents
Schedule 7.2	Environmental Documents
Schedule P-4(b)	Vacation Entitlement Accrued By Each Retained Employee Under Seller’s Vacation Policy

v

TERMINALS SALE AND PURCHASE AGREEMENT

This Terminals Sale and Purchase Agreement (“Agreement”) is made as of this 16th day of March, 2007 (“Effective Date”), by and between EXXONMOBIL OIL CORPORATION, a New York corporation (“Seller”), and GLOBAL COMPANIES LLC (“Buyer”), a Delaware limited liability company (“Buyer”). In this Agreement, Buyer and Seller are sometimes individually referred to as a “Party” and collectively as the “Parties.”

PRELIMINARY STATEMENTS

Seller owns and operates three petroleum products terminals in Albany, New York; Burlington, Vermont; and Newburgh, New York, Seller now desires to sell and Buyer desires to purchase these facilities on the terms and conditions set forth in this Agreement.

TERMS OF AGREEMENT

 Seller and Buyer therefore agree as follows:

ARTICLE I

DEFINITIONS

The following terms shall have the meanings set forth below for all purposes of this Agreement:

1.1                              “Affiliate” means, with respect to a Party, any individual or legal business entity that, directly or indirectly, controls, is controlled by, or is under common control with, such Party.  The term “control” (including the terms “controlled by” and “under common control with”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies.

1.2                              “Albany Terminal” has the meaning provided in Section 2.1.

1.3                              “Assumed Environmental Liabilities” has the meaning specified in Section 7.4.

1.4                              “Authorized Representative” means any employee, agent, representative, consultant, contractor, or subcontractor.

1.5                              “Baseline Condition” of the Terminals has the meaning specified in Section 7.2.

1.6                              “Books and Records” has the meaning specified in Section 2.1(e).

1.7                              “Bottoms” has the meaning specified in Section 2.4(a).

1.8                              “BS&W” means bottom sediment and water, as provided in Section 2.4(a).

1.9                              “Burlington Terminal” has the meaning provided in Section 2.1.

1.10                        “Buyer Benefit Plans” has the meaning specified in Section 3(b) of Exhibit P (“Conditions of Employment”).

1.11                        “Buyer” means Global Companies LLC, a Delaware limited liability company.

1.12                        “Casualty” has the meaning specified in Section 14.1(a).

1.13                        “Closing” has the meaning specified in Section 4.1.

1.14                        “Closing Date” has the meaning specified in Section 4.1.

1.15                        “Code” has the meaning specified in Section 3.4.

1.16                        “Condemnation” has the meaning specified in Section 14.1(b).

1.17                        “Conditions of Employment” has the meaning specified in Section 2.5.

1.18                        “Contracts” has the meaning specified in Section 2.1(f).

1.19                        “Damages” means any and all obligations, liabilities, damages (including, without limitation, physical damage to real or personal property or natural resources), civil fines, liens, civil penalties, deficiencies, losses, civil judgments, settlements, personal injuries (including, without limitation, injuries or death arising from exposure to Regulated Substances), costs and expenses (including, without limitation, accountants’ fees, attorneys’ fees, fees of engineers, health, safety, environmental and other outside consultants and investigators, and reasonable court costs, appellate costs, and bonding fees), whether based in tort, contract or any local, state or federal law, common law, statute, ordinance or regulation, whether legal or equitable, past, present or future, ascertained or unascertained, known or unknown, suspected or unsuspected, absolute or contingent, liquidated or unliquidated, choate or inchoate or otherwise.

1.20                        “Defaulting Party” has the meaning specified in Section 15.1.

1.21                        “Effective Date” has the meaning specified in the preamble of this Agreement.

1.22                        “Eligible Employees” has the meaning specified in Section 1(a) of Exhibit P (Conditions of Employment”).

1.23                        “Environmental Condition” means the existence of Regulated Substances in or on the soil, surface water, groundwater at, on or under the Terminals, or migrating from the Terminals to a contiguous property or properties to the extent the levels of any such Regulated Substances exceeds naturally occurring background levels in such areas.

1.24                        “Environmental Documents” means those documents that are in Seller’s possession and are, (1) to the best of Seller’s Knowledge, material with respect to Environmental Conditions at the Terminals and (2) listed on Schedule 7.2.

1.25                        “Environmental Law” or “Environmental Laws” means any and all applicable common law, statutes and regulations, of the United States, the State of New York (Albany and Newburgh Terminals), the State of Vermont (Burlington Terminal), and local and county areas concerning the environment, preservation or reclamation of natural resources, natural resource damages, human health and safety, prevention or control of spills or pollution, or to the management (including, without limitation, generation, treatment, storage, transportation, arrangement for transport, disposal, arrangement for disposal, or other handling), Release or threatened Release of Regulated Substances, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Material Transportation Authorization Act of 1994 (49 U.S.C. §5101 et seq.), the Solid Waste Disposal Act (42 U.S.C. §6901 et seq.) (including the Resource Conservation and Recovery Act of 1976, as amended), the Clean Water Act (33 U.S.C. §1251 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §300(f) et seq.), the Emergency Planning and Right-To-Know Act of 1986 (42 U.S.C. §11101 et seq.), the Endangered

Species Act of 1973 (16 U.S.C. §1531 et seq.), the Lead-Based Paint Exposure Reduction Act (15 U.S.C. §2681 et seq.), and the National Environmental Policy Act of 1969 (42 U.S.C. §4321 et seq.), and all State of New York and Vermont laws and, county and local laws of a similar nature to federal law, and the rules and regulations promulgated thereunder, each as amended and, unless otherwise provided in this Agreement, in effect as of the Closing Date.

1.26                        “Environmental Liabilities” means any civil Damages or civil Proceedings (whether incurred, existing or first occurring on, before or after the Closing Date) relating to or arising out of ownership or operation of the Terminals (whether on, before or after the Closing Date) pursuant to any applicable Environmental Laws as in effect at any time, including without limitation: (i) any Third Party Environmental Claim; (ii) any Governmental Environmental Enforcement Action; or (iii) any Remediation Activities.

1.27                        “Environmental Permits” shall mean those permits, authorizations, approvals, registrations, certificates, orders, waivers, variances or other approvals and licenses issued by or required to be filed with any Governmental Authority under any applicable Environmental Law that are in the name of Seller, related solely to the Terminals, and shown on Exhibit R-1, R-2 and R-3.

1.28                        “Feasibility Study Period” has the meaning specified in Section 7.1.

1.29                        “Governmental Authority” or “Governmental Authorities” means any federal, state or local governmental authority, administrative agency, regulatory body, board, commission, judicial body or other body having jurisdiction over the matter.

1.30                        “Governmental Environmental Enforcement Action” means any order, settlement agreement, consent decree, directive, notice of violation, notice of enforcement, letter of notice, notice of noncompliance, corrective action, or similar type of legal requirement or instrument that is issued by, entered into with, or otherwise required by a Governmental Authority with respect to an actual or alleged noncompliance under applicable Environmental Laws.

1.31                        “Improvements” has the meaning specified in Section 2.1(b).

1.32                        “Indemnitee” has the meaning specified in Section 9.5(a).

1.33                        “Indemnity Letter has the meaning specified in Sections 4.2(f) and 5.4(b), and Exhibit J.

1.34                        “Indemnitor” has the meaning specified in Section 9.5(a).

1.35                        “Linefill” has the meaning specified in Section 2.4(a).

1.36                        “Material Contracts” means all material contracts to which Seller is a party relating solely to the Terminals, which contracts are described in Schedule 5.9.  The term “Material Contracts” does not include any contracts between Seller and one or more of Seller’s Affiliates, or any revenue-generating contracts related to the Terminals, including, but not limited to, terminaling or throughput agreements, exchange agreements, and lease agreements.

1.37                        “Newburgh Terminal” has the meaning provided in Section 2.1

1.38                        “Non-Defaulting Party” has the meaning specified in Section 15.1.

1.39                        “Non-Material or Revenue Generating Contracts” means the contracts described in Exhibit T.

1.40                        “NYSDEC” means New York State Department of Environmental Conservation

1.41                        “Off-Site” means those areas contiguous to the Real Property to be conveyed under this Agreement and not considered On-Site.

1.42                        “Off-Site Disposal Activities” means any off-site transportation, storage, disposal, or treatment, or any arrangement for off-site transportation, storage, disposal, or treatment of any Regulated Substance; provided however, that the term “Off-Site Disposal Activities” shall not include (i) the Off-Site portion of an Environmental Condition that has migrated from the Terminals, (ii) Environmental Conditions on Off-Site contiguous property under Terminals dock lines and dock facilities, if any, and (iii) Environmental Conditions of waterways extending beyond the Terminal’s shoreline, if any.

1.43                        “Off-Site Remediation Activities” means any Remediation Activities with respect to the Terminals that relate to Off-Site Disposal Activities.

1.44                        “On-Site” means the Real Property to be conveyed under this Agreement.

1.45                        “Order” means any current judgment, order, settlement agreement, writ, injunction or decree of any Governmental Authority having jurisdiction over the matter and still in effect as of the Closing Date.

1.46                        “Permits” has the meaning specified in Section 2.1(g).

1.47                        “Permitted Title Exceptions” has the meaning specified in Section 5.4.

1.48                        “Personal Property” has the meaning specified in Section 2.1(d).

1.49                        “Proceedings” means any civil actions, civil causes of action, written demands, written claims, civil suits, civil investigations, and any appeals therefrom.

1.50                        “Products” means 87 Octane Conventional Gasoline, 93 Octane Conventional Gasoline, CPL F Grade, CPL H Grade, Ultra Low Sulfur Diesel, Ultra Low Sulfur #1 Kero, Ultra Low Sulfur #1 Diesel and Heating Oil.

1.51                        “Purchase Price” has the meaning specified in Section 3.1.

1.52                        “Qualified Intermediary” has the meaning specified in Section 3.4.

1.53                        “Real Property” has the meaning specified in Section 2.1(a).

1.54                        “Reasonable Written Notification” means written notice provided within thirty (30) days of any notice of an alleged claim being received in writing by the party seeking indemnity, but in any event prior to the date any formal response to such claim is required.  Such written notice shall describe in reasonable detail the nature of the Damages and Proceedings for which indemnification and defense is sought.  Notice of any Third Party Environmental Claim or Governmental Environmental Enforcement Action shall include, at a minimum, a copy of the notice received from the Third Party or the Governmental Authority, respectively.  Furthermore, if a Party receives notice from a Governmental Authority relating to a matter that may ultimately lead to a settlement agreement, consent decree, or supplemental environmental project, then Reasonable Written Notification shall be provided on the basis of such first notice, and not delayed until receipt of the ultimate settlement agreement, consent decree or supplemental environmental project.

1.55                        “Regulated Substance” means any (a) chemical, substance, material, or waste that is designated, classified, or regulated as “industrial waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “toxic substance,” or words of similar import, under any applicable Environmental Law; (b) petroleum, petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, and components, fractions, derivatives, or by-products thereof; (c) asbestos or asbestos-containing material (regardless of whether in a friable or non-friable condition), or polychlorinated biphenyls; and (d) substance that, whether by its nature or its use, is subject to regulation under any applicable Environmental Law in effect at that time or for which a Governmental Authority requires Remediation Activities with respect to the Terminals.

1.56                        “Release” shall have the meaning specified in CERCLA; provided, however, that, to the extent the Environmental Laws in effect at any time after the Closing Date establish a meaning for “Release” that is broader than that specified in CERCLA, such broader meaning shall apply to any “Release” occurring after Closing.

1.57                        “Remediation Activities” means any investigation, study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, bioremediation, response, cleanup or abatement, whether On-Site or Off-Site, of an Environmental Condition to standards required by applicable Environmental Laws in effect at such time or as required by an appropriate Governmental Authority for property used for continued bulk petroleum storage and distribution, including but not limited to maintaining any engineering controls to contain or stabilize Regulated Substances (including without limitation, caps, covers, dikes, trenches, leachate collection systems, signs, fences and access controls).

1.58                        “Retained Employee” has the meaning specified in Section 1(a) of Exhibit P (“Conditions of Employment”).

1.59                        “Retained Environmental Liabilities” has the meaning specified in Section 7.3.

1.60                        “Seller” means ExxonMobil Oil Corporation, a New York corporation.

1.61                        “Seller’s Knowledge” means the knowledge of Seller’s current supervisory employees who, in the normal scope of their employment would have knowledge of the matter.

1.62                        “Survey” has the meaning specified in Section 11.2.

1.63                        “Taxes” means all taxes and similar governmental charges, imposts, levies, fees and assessments, however denominated, including interest, penalties or additions to any such tax that may become payable with respect thereto, whether disputed or not.

1.64                        “Terminals” has the meaning specified in Section 2.1.

1.65                        “Terminals Inventory” has the meaning specified in Section 2.4(a).

1.66                        “Third Party” means any individual or legal business entity other than:  (i) a Party; (ii) a Party’s Affiliates; (iii) a Party’s Authorized Representatives; (iv) employees, officers, directors, agents and representatives and all successors of a Party and its Affiliates; and, (v) a Party’s permitted assigns.

1.67                        “Third Party Environmental Claim” means a Proceeding by any -Third Party alleging Damages relating to or arising out of exposure to, or Off-Site migration of, a Regulated Substance (including, without limitation, Damages for Proceedings arising under applicable Environmental Laws in connection with an Environmental Condition and Damages for Remediation Activities undertaken by a Third Party at its property).  Notwithstanding anything to the contrary in this Agreement, to the extent that Remediation Activities are required by Governmental Entities as a result of a Third Party Environmental Claim, such Remediation Activities shall be governed by the provisions under this Agreement dealing with Remediation Activities.

1.68                        “Title Commitment” has the meaning specified in Section 11.1.

1.69                        “Title Company” means Stewart Title Guaranty Company.

1.70                        “Title Cure Period” has the meaning specified in Section 11.3

1.71                        “Title Objections” has the meaning specified in Section 11.3.

1.72                        “Use Restrictions” has the meaning specified in Section 7.9(a).

ARTICLE II

TERMINALS

2.1                                 Terminals.  On the terms and subject to the conditions of this Agreement and for the consideration stated in this Agreement, at the Closing, Buyer shall purchase and receive from Seller, and Seller shall sell, convey and deliver to Buyer, free and clear of any and all liens, pledges and encumbrances except for Permitted Title Exceptions, all of Seller’s right, title and interest in and to the following, which taken together constitute the (“Terminals”):

(a)                                  The real property described in Exhibits A-1, A-2, and A-3 (collectively, the “Real Property”) containing Seller’s active petroleum products terminals in Albany, New York (‘Albany Terminal”), Burlington, Vermont (“Burlington Terminal”), and Newburgh, New York (“Newburgh Terminal”), respectively;

(b)                                 The improvements located on the Real Property, including, but not limited to, above-ground and underground piping, buildings, underground and above-ground storage tanks, generic additive system, fixtures, facilities and appurtenances, and any of Seller’s equipment at the Real Property that Buyer will require to conduct Remediation Activities after Closing, including but not limited to monitoring wells, but excluding the Improvements and Personal Property described in Section 2.2 and Exhibits C and G (collectively “Improvements”);

(c)                                  All transferable appurtenances, rights, privileges, easements, and licenses benefiting or pertaining to the Real Property;

(d)                                 All supplies, spare parts, tools, drawings, plats, files, equipment, furniture, the vehicles described in Exhibits CA-1, CA-2 and CA-3 (the “Vehicles”) and other property used solely in connection with the Terminals, including any of equipment that Seller has used to conduct Remediation Activities at the Terminals before Closing, including but not limited to monitoring wells, but not including those items listed on Exhibits C and G (collectively “Personal Property”);

(e)                                  The historical books and records relating to the Terminal’s operations that are specified in Exhibit D-1, D-2 and D-3 (the “Books and Records”), including, but not limited to, manuals, and any documents listed in these exhibits that are stored or maintained in electronic storage format, such as computer disks or tapes;

(f)                                    All Material Contracts and all Non-Material or Revenue Generating Contracts (and all of Seller’s rights and obligations thereunder) (collectively “Contracts”) to the extent such contracts are assignable, to the extent assigned and assumed under the Assignment and Assumption of Permits and Contracts to be executed by the Parties at Closing (the form of which is attached as Exhibit N);

(g)                                 The Environmental Permits and all other permits, licenses, registrations, certificates, consents, orders, notices, approvals or similar rights from any Government Authority that are necessary to the operation or ownership of the Terminals, as described on Exhibit F-1, F-2 and F-3 (the “Permits”), to the extent any of the above are assignable or transferable as indicated on Exhibit F-1, F-2 and F-3;

(h)                                 New York State Department of Environmental Compliance (“NYSDEC”) Consent Order for the Newburgh, New York Terminal described in more detail on Schedule 5.5, but excluding the financial penalty associated with this Order; and

(i)                                     NYSDEC Consent Order for the Albany, New York Terminal described in more detail on Schedule 5.5;

2.2                                 Exclusions.  The transactions covered by this Agreement consist only of the sale of assets, and not the sale of a business.  The Terminals excludes:

(a)                                  Intercompany accounts and contracts of Seller or its Affiliates;

(b)                                 Cash or bank accounts of Seller or its Affiliates;

(c)                                  Defenses and claims that Seller or its Affiliates could assert against third parties (except to the extent that such defenses and claims relate to liabilities that Buyer is assuming);

(d)                                 Accounts and notes receivable;

(e)                                  Accounts payable;

(f)                                    Trademarks, service marks, logos, insignia, imprints, brand identifications, advertising and trade names of Seller or its Affiliates;

(g)                                 The items listed on Exhibits C-1, C-2 and C-3;

(h)                                 The improvements, equipment or goods located at the Terminals that are not owned by Seller, which are listed on Exhibit G;

(i)                                     Any insurance coverage under any insurance policies that relate to the Terminals, or any part of the Terminals, and any rights under such insurance policies, whether such policies benefit Seller, or any Affiliate of Seller, or any other person or entity, and whether such insurance policies are underwritten by one or more of Seller’s Affiliates, or an unaffiliated third party.  Any and all such policies that, but for the Closing, would have insured the Terminals, or any part of the Terminals, are deemed to be terminated, commuted and cancelled as of the moment of Closing;

(j)                                     Any books and records other than those listed on Exhibit D-1, D-2 and D-3;

(k)                                  Anything else that is stated in this Agreement as remaining the property or responsibility of Seller, its Affiliates or any third party;

(l)                                     Any other property that is owned by Seller or its Affiliates and not used in connection with the Terminals;

(m)                               Seller’s liabilities, if any, under the litigation described on Schedule 5.5; and

(n)                                 Any labor, employment, or collective bargaining agreements between Seller and its employees or between an Affiliate of Seller and such Affiliate’s employees, or any employee benefit plans of Seller or its Affiliates.

2.3                                 Disclaimer.  Buyer acknowledges that it has examined the Terminals, independently and personally.  EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE TERMINALS SHALL BE SOLD BY SELLER AND ACCEPTED BY BUYER “AS IS, WHERE IS,” WITH ALL FAULTS KNOWN AND UNKNOWN, WITH NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION, DESIGN, OPERATION, CAPACITY OR OTHERWISE.  NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT OR RELATED TO BUYER’S INTENDED OR ACTUAL USE OF THE TERMINALS AFTER CLOSING. IN ADDITION, AND NOT BY WAY OF LIMITATION, SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, ACCURACY OR COMPLETENESS OF ANY OPERATING MANUALS COVEYED AS PART OF THE TERMINALS’ BOOKS AND RECORDS.  BUYER’S SUBSEQUENT USE OF SUCH MANUALS WILL BE AT BUYER’S OWN RISK AND BUYER RELEASES SELLER FROM ANY LOSS, LIABILITY, OR DAMAGE ARISING FROM, ASSOCIATED WITH, OR RELATED TO BUYER’S USE OF SUCH MANUALS. Within ninety (90) days after Closing, Buyer shall convert the Terminal’s OPA 90 Plan, Marine Operator Manual, and SPCC Plan to its company name, and shall make any operational changes to such plans as Buyer in its discretion deems necessary or desirable.  Seller will not be responsible for cleaning tanks or removing tank bottoms, including water, sludge, and sediment for tanks that are in service or idle as of the Closing Date, or prior to or after the Closing Date.  At Closing, Seller shall execute a bill of sale in favor of Buyer, in substantially the form set forth on Exhibit I conveying any improvements, fixtures, equipment and personal property included in the Terminals, which bill of sale shall contain special warranties of title and the “AS IS, WHERE IS” provision contained in this Section 2.3.

2.4                                 Inventories.

(a)                                  Seller shall close or cause to be closed the Terminals to all receipts and deliveries of product at 12:00 midnight on the Closing Date.  Beginning at 12:01 a.m. on the Closing Date, the Parties, or their Authorized Representatives, shall identify, calculate or measure all contents located (i) in above-ground storage tanks at each of the Terminals, and (ii) in the linefill at each of the Terminals, all of which contents are hereinafter called the (“Terminal Inventory”). The calculation of each Terminal Inventory shall be recorded using the following categories of items:  (A) all volumes of bottom sediment and water (“BS&W”) as measured by hand gauge lines; (B) as measured by hand gauge lines, all volumes of petroleum products in above-ground storage tanks minus those products calculated as Bottoms in accordance with subsection 2.4(a)(C); (C) as determined by minimum tank operating levels established by the Terminals using certified tank strapping charts, all volumes of products below one of the following two points, whichever is physically higher (“Bottoms”):  (i) that point where loading rack or critical transfer pumps lose suction, OR (ii) if so equipped, that point of the tank where the support legs, at low setting, of an internal floating pan are just clear of striking the tank bottom; and (D) all volumes of products in pipelines and other piping at the Terminals (“Linefill”). The volumes of petroleum products measured shall be adjusted to 60 degrees Fahrenheit and, as indicated by the separate measurement of BS&W, shall exclude any water. Buyer, or Buyer’s Authorized Representatives, shall have the right to observe and agree to the identification, calculation and measurement of each Terminal Inventory.

(b)                                 At Closing, Seller shall transfer or cause to be transferred custody of the Products (other than Bottoms and Linefill) to Buyer and shall transfer or cause to be transferred title to and custody of the Terminal’s BS&W, Bottoms, Linefill, ULSD lubricity additive red dye additive and generic additive to Buyer.  To the extent treatable and treated as petroleum contact water by Buyer at the Albany Petroleum Contact Water Treatment facility, Seller shall pay Buyer the charges set forth in the Terminal Services Agreement for the untreated petroleum contact water in tank number 130. Prior to Closing, Seller shall continue to drain the Terminals’ BS&W and store such BS&W in tank number 130 in the ordinary course of business consistent with past practices.

(c)                                  At Closing, title to all Products (other than Bottoms and Linefill) shall remain with Seller, its Affiliates or a third party or parties identified by Seller.

(d)                                 At Closing, Seller shall apportion the Products (other than Bottoms and Linefill) at each of the Terminals among Seller, its Affiliates and any third parties identified by Seller and notify Buyer of such apportionment. The amounts of Products so apportioned to any party shall be carried as such party’s opening balance of products under separate Terminaling Services Agreement for each of the Terminals (as to Seller’s Products), dated as of the Closing Date, the form of which is attached as Exhibit O to this Agreement, or such other agreement as Buyer may determine, in the case of any third party. Seller shall indemnify, discharge and hold Buyer harmless from any claim by any such third party that it has an inventory balance in excess of the amount of Product apportioned to that third party, or any claim by any other person that such person has title to any Product at the Terminals as of the Closing.

(e)                                  At Closing, in addition to the Purchase Price, Buyer shall purchase from Seller all volumes of generic additive, ULSD lubricity additive and red dye additive owned by Seller as of the Closing for a price of $7.16 per U.S. gallon for generic additive, $8.99 per U.S. gallon for ULSD lubricity additive and $11.33 per U.S. gallon for red dye additive.  At Closing, in addition to the Purchase Price, Buyer shall purchase from Seller all volumes of Bottoms and Linefill pursuant to the pricing formula below.

Upon receipt of Buyer’s payment, Seller shall transfer or cause to be transferred custody thereof and title thereto to Buyer. Within two business days after Closing, Seller shall invoice Buyer for the Bottoms, Linefill, ULSD lubricity additive, red dye additive and generic additive as determined by the pricing formula set forth in this Section 2.4(e).  Buyer shall pay such invoice within ten (10) business days after receiving such invoice.

The Product pricing formula for the Bottoms and Linefill is set forth below.

The per gallon price for each Product will be the midpoint posting under the heading for “New York Harbor Barge” for the appropriate Products for the day transfer is executed, as published in Platt’s Oilgram Price Report on the following publication date, or such other publication as may be mutually agreed upon by the Parties.

If the Closing date falls on a Saturday or Sunday, the Parties agree to use the Platt’s quote for the preceding Friday (published on Monday).  If the Closing date falls on a “Market Holiday,” the Parties agree to use the Platt’s quote for the day prior to the Holiday (published the day after the Holiday).

The purchase price for Products at Albany, NY shall be a per gallon price equal to the Platt’s NY Harbor Barge mid postings for Products plus a transportation differential of $0.0279 per gallon.

The purchase price for Products at Newburgh, NY shall be a per gallon price equal to the Platt’s NY Harbor Barge mid postings for Products plus a transportation differential of $0.0238 per gallon.

The purchase price for Products at Burlington, VT shall be a per gallon price equal to the Platt’s NY Harbor Barge mid postings for Products plus the Albany transportation differential plus an Albany to Burlington transportation differential of $0.03 per gallon.

The posting used must match the quality of gasoline received in terms of its RVP (that is same grade RVP, etc. which means the supplementary quotation at times will be appropriate).

(f)                                    At Closing, title to any party’s proprietary additives, if any, shall remain with such party, although custody thereof will transfer to Buyer at Closing.

2.5                                 Employees.            Upon execution of this Agreement by both Parties, Buyer will have the right to interview and offer employment to any of Seller’s or its Affiliates’ Eligible Employees.  Seller will provide Buyer with a list of the Eligible Employees in Attachment A to Exhibit P (“Conditions of Employment”) within five (5) days after the execution of this Agreement by both Parties. Buyer agrees to offer employment to at least 75% of the Eligible Employees, as provided in Exhibit P and to comply with all other terms and conditions set forth in Exhibit P.  Buyer is prohibited from interviewing and/or offering employment to any employee of Seller other than an Eligible Employee.

ARTICLE III

PURCHASE PRICE

3.1                                 Purchase Price.  The total monetary consideration to be paid by Buyer to Seller for the Terminals shall be One Hundred and One Million Five Hundred Thousand U.S. Dollars ($101,500,000) (the “Purchase Price”), plus all taxes and fees applicable to bulk sales of petroleum products.  Upon Buyer’s execution of this Agreement, Buyer will pay Four Million and Six Hundred Thousand U.S. Dollars ($ 4,600,000) to Seller, to be held in an interest-bearing account by the Title Company (“Earnest Money”). Buyer shall pay the Purchase Price to Seller in accordance with Section 3.2.

3.2                                 Payment of Purchase Price.  Subject to adjustment, if any, under Section 14.1, at Closing, Buyer shall pay to Seller the Purchase Price, less the Earnest Money and any accrued interest thereon delivered to Seller by the Title Company, in U.S. Dollars in immediately available federal funds via bank wire-transfer to a bank account designated by Seller, which designation shall be given to Buyer in writing at least three (3) business days prior to the Closing Date.

3.3                                 Allocation of Purchase Price.  The Purchase Price shall be allocated for tax accounting purposes in accordance with Schedule 3.3 attached hereto.  Buyer and Seller agree that they will not take (and will not permit any Affiliate to take), for income tax purposes, any position inconsistent with the allocation on Schedule 3.3.

3.4                                 Valuation.  Buyer and Seller agree that any property valuations established by the Buyer and Seller (other than the allocation of Purchase Price for tax accounting purposes pursuant to Section 3.3) are solely for purposes of (i) establishing an insured amount for the Title Policies, (ii) preparing Closing statements and escrow instructions; (iii) preparing the affidavits of value and transfer tax returns; and (iv) calculating recording fees and transfer taxes, if applicable.  Such property valuations are not established necessarily for tax purposes (other than pursuant to Section 3.3) or for financial or accounting purposes.

ARTICLE IV

THE CLOSING

4.1                                 Time and Place; Escrow Agent.  Subject to any extensions of the Closing Date under Section 11.3 and to satisfaction of the conditions set forth in Article VIII, the closing of the transaction contemplated hereby (the “Closing”) shall be held at the offices of the Seller on or before the later of May 15, 2007 or ninety (90) days after execution of this Agreement (the “Closing Date”), or at such other time or place or in such other manner, including by mail, as Seller and Buyer may mutually agree in writing.  Except as may be permitted by Section 11.3 and Article VIII of this Agreement, if Buyer fails to close on or before the Closing Date for any reason not permitted by this Agreement, Seller shall be entitled, in its discretion to: (a) seek specific performance of this Agreement, or (b) terminate this Agreement, retain all Earnest Money and interest thereon, and except as set forth in Section 15.1, neither Party will have any further right or obligation under this Agreement.  The Parties reserve the right to close through an escrow agent, mutually acceptable to both Parties.  The costs of the escrow agent, if any, will be shared equally by both Parties.

4.2                                 Seller’s Deliveries.  At the Closing, Seller shall deliver to Buyer or Buyer’s nominee the following:

(a)                                  Special Warranty Deed, or other document of title as may be required under applicable law, for the Real Property, in the form attached as Exhibit H, executed and acknowledged by Seller;

(b)                                 Bill of Sale for the Improvements and the Personal Property, in the form attached as Exhibit I, executed by Seller;

(c)                                  Title registrations for each of the Vehicles executed by Seller;

(d)                                 Possession of the Terminals;

(e)                                  Counterparts executed by Seller of those agreements required by the provisions of Section 4.4;

(f)                                    Certified copies of appropriate corporate action by Seller authorizing the transactions contemplated by this Agreement and authorizing the person(s) executing the documents listed in this Section 4.2 and Section 4.4 to enter into this Agreement and such other documents on behalf of Seller;

(g)                                 A copy of the executed Indemnity Letter to the Title Company (as defined in Section 11.1), in the form attached as Exhibit J, if Seller elects under Section 5.4 to deliver such letter to the Title Company;

(h)                                 Such affidavits and certificates as the Title Company may reasonably require, including certificates necessary to delete standard title insurance exceptions and to protect Buyer against claims that may give rise to any mechanic’s, materialman’s or other liens against the Real Property related to Seller;

(i)                                     A certificate or affidavit that the representations and warranties made by Seller in this Agreement are true and correct in all material respects as of the Closing Date;

(j)                                     A Non-Foreign (FIRPTA) Certification, in the form attached as Exhibit K, executed by Seller; and

(k)                                  A fully executed Release Agreement in the form of Exhibit S.

4.3                                 Buyer’s Deliveries.  At the Closing, Buyer shall deliver to Seller, or effect the delivery to Seller of, the following:

(a)                                  The Purchase Price, in accordance with Sections 3.1 and 3.2;

(b)                                 Counterparts executed by Buyer of all those agreements required by the provisions of Section 4.4;

(c)                                  Certified copies of appropriate corporate action by Buyer authorizing the transactions contemplated by this Agreement and authorizing the person(s) executing the documents listed in this Section 4.3 and Section 4.4 to enter into this Agreement and such other documents on behalf of Buyer;

(d)                                 If required by Seller, a Guaranty from Global Partners LP, a Delaware limited partnership, in the form attached as Exhibit L;

(e)                                  A certificate or affidavit that the representations and warranties made by Buyer in this Agreement are true and correct in all material respects as of the Closing Date; and

(f)                                    A fully executed Release Agreement in the form of Exhibit S.

4.4                                 Agreements.  The following agreements shall be entered into between Seller and Buyer on the Closing Date:

(a)                                  Assignment and Assumption of Permits (Including Environmental Permits) and Contracts in the form of Exhibit N;

(b)                                 Terminaling Services Agreement in the form of Exhibit O; and

(c)                                  Term Supply Agreement in the Form of Exhibit V;

(d)                                 US Customer Fleet Services Lease Agreement in the Form of Exhibit U; and

(e)                                  Joint Letter Transferring Responsibility for Remediation Activities substantially in the form of Exhibit Q.

4.5                                 Effectiveness of Agreements.  No agreement described in Section 4.4 shall be effective prior to Closing.

4.6                                 Seller’s Remedies.  Except as provided in Section 4.1, if Buyer defaults in the performance of its obligations under this Agreement, and Seller elects to terminate this Agreement, the Earnest Money and interest thereon shall be retained by Seller as damages for Buyer’s default and as Seller’s sole remedy at law or in equity for such default. Seller and Buyer acknowledge that they have made good faith reasonable efforts to determine what Seller’s damages would be in the event of Buyer’s default, and they agree that such damages would be extremely difficult and impractical to determine. Therefore, the Earnest Money and any accrued interest thereon shall serve as liquidated damages and shall be Seller’s sole right to damages for Buyer’s failure to complete the purchase or otherwise perform if Buyer is in default.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

5.1                                 Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, is duly authorized to do business in, and is in good standing in the state where the Terminals are located, and has all requisite corporate power and authority to execute, deliver and perform this Agreement and each agreement and instrument to be executed and delivered by Seller pursuant hereto.

5.2                                 Due Authorization.  The execution, delivery and performance by Seller of this Agreement and each agreement and instrument to be executed and delivered by Seller pursuant hereto, and the taking by Seller of the actions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement is, and each agreement and instrument to be executed and delivered by Seller pursuant hereto will be, when so executed and delivered, a valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

5.3                                 No Violation.  The execution, delivery and performance by Seller of this Agreement and each instrument and agreement to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of Seller’s Articles of Incorporation or Bylaws, (b) to Seller’s Knowledge, conflict with or result in a breach or default of any agreement (other than a Material Contract) or other instrument to which Seller is a party or by which it is bound, the adverse consequences of which, either individually or in the aggregate, would materially impair Buyer’s ownership, use or operation of the Terminals from and after Closing, (c) violate or breach any Order applicable to Seller, (d) result in a breach, default, termination or acceleration of performance of any Material Contract, or (e) result in the imposition of an encumbrance on the Terminals under any Material Contract.

5.4                                 Title to Properties.  Except as specified in Schedule 5.4, Seller has, and on the Closing Date will have, good and indefeasible title to all of the Terminals.  At Closing, Seller will convey the Terminals to Buyer free and clear of all mortgages, liens (including federal, state and local tax liens), claims, judgments, assessments, charges, pledges, security interests and other encumbrances, subject only to the following items (collectively, the “Permitted Title Exceptions”):

(a)                                  Those matters specified in Schedule 5.4 (except for any Title Objections which Seller elects to cure pursuant to Section 11.3);

(b)                                 Any tax, materialmen’s and/or mechanic’s lien against which Seller elects to indemnify the Title Company by delivering to Title Company an Indemnity Letter in the form of Exhibit J at Closing;

(c)                                  Such other matters as do not interfere in any material respect with the ownership, use, occupancy or operations of Buyer upon the Real Property as used in the normal course on the Closing Date; and

(d)                                 Any other matters approved in writing by Buyer.

5.5                                 Litigation. Except as set forth in Schedule 5.5, there is no suit, action, claim, arbitration, administrative or legal or other proceeding or governmental investigation pending or, to Seller’s Knowledge, threatened against or related to the Terminals.  Except as set forth in Schedule 5.5, there is no Order in effect relating specifically to the Terminals.

5.6                                 Condemnation and Zoning. There is no condemnation or eminent domain proceeding pending or, to Seller’s Knowledge, threatened against the Terminals by publication or other writing, nor is there any proceeding pending or, to Seller’s Knowledge, threatened by publication or other writing, which could materially adversely affect the zoning classification of the Terminals in effect as of the date hereof.

5.7                                 Permits. Exhibits F-1, F-2, F-3 and R-1, R-2, R-3 list all material Permits and Environmental Permits in effect with respect to the Terminals on the date of this Agreement.  Except as disclosed on Exhibits F-1, F-2, F-3 and R-1, R-2, R-3, to Seller’s Knowledge, neither Seller nor its Affiliates has received any notice of any claim or default relating to the Permits or Environmental Permits.  To Seller’s Knowledge, all material Permits and Environmental Permits are valid and in full force and effect and the permit holder is in compliance in all material respects therewith.

5.8                                 Condition of Terminals.  Seller has continued to maintain and operate the Terminals in the ordinary course of its business, and will continue to do so until Closing.

5.9                                 Material Contracts; Non-Material or Revenue Generating Contracts. Seller has delivered to Buyer true and correct copies of all Material Contracts and all Non-Material or Revenue Generating Contracts. The Material Contracts have not been modified except as provided in amendments delivered to Buyer.  Neither Seller nor, to Seller’s Knowledge, any other party to the Material Contracts, is in breach or default thereunder.  Except as disclosed in Schedule 5.9, under the terms of the Material Contracts, the Material Contracts may be assigned to and assumed by Buyer without penalty or expense.

5.10                           Compliance with Laws.  Except (a) to the extent, if any, disclosed on Schedule 5.10 or in the Environmental Documents, (b) as to any matter with respect to which Seller has agreed to be responsible for or indemnify Buyer in Article VII, and (c) as to any matter relating to, arising out of, or resulting in Remediation Activities at the Terminals, to Seller’s Knowledge, Seller’s ownership, use and operation of the Terminals as of the Closing Date will be in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders (including but not limited to, all applicable Environmental Laws) in effect and requiring compliance as of the Closing Date and Seller has not received notice from any Government Authority asserting any act of non-compliance.

5.11                           Consents.  Except as set forth on Schedule 5.11, no consent or approval from or filing with any third party is required in connection with the execution and performance by Seller of this Agreement, and there are no options or other preferential purchase rights held by any person or entity not a party to this Agreement to purchase or acquire any interest in the Terminals.

5.12                           Taxes.  Seller has paid prior to the Closing Date all Taxes due and payable on or before the Closing Date assessed against the Terminals or each Terminal Inventory for all taxable years or taxable periods prior to the Closing Date

(including portions of taxable years or periods with respect to which Taxes are due and payable on or before the Closing Date).

5.13                           Foreign Person.  Seller is not a “foreign person” as defined in Section 1445 of the Code and the regulations promulgated thereunder.  Seller’s U.S. tax identification number is 13-5401570.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

6.1                                 Organization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly authorized to do business in and is in good standing in the States of New York and Vermont, and has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and each agreement and instrument to be executed and delivered by Buyer pursuant hereto.

6.2                                 Due Authorization.  The execution, delivery and performance by Buyer of this Agreement and each agreement and instrument to be executed and delivered by Buyer pursuant hereto, and the taking by Buyer of the actions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement is, and each agreement and instrument to be executed and delivered by Buyer pursuant hereto will be, when so executed and delivered, a valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and general principles of equity.

6.3                                 No Violation.  The execution, delivery and performance by Buyer of this Agreement and each instrument and agreement to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of Buyer’s Certificate of Formation or Operating Agreement, (b) to Buyer’s knowledge, conflict with or result in a breach or default of any agreement or other instrument to which Buyer is a party or by which it is bound, or (c) violate or breach any Order applicable to Buyer.

ARTICLE VII

ENVIRONMENTAL

7.1                                 Feasibility Study Period.  Prior to the date of this Agreement Seller has made available to Buyer and its Authorized Representatives the Environmental Documents, Orders, and Environmental Permits.  Seller has provided Buyer with timely, reasonable access to Seller’s Authorized Representatives with knowledge of any relevant facts relating to the Environmental Documents, the Environmental Conditions, or the Remediation Activities.  Seller has provided Buyer and its Authorized Representatives access to the Real Property prior to the signing of this document to inspect and to survey the Real Property and conduct Buyer’s due diligence investigations of the Terminals (“Feasibility Study Period”).  Seller has provided Buyer and its Authorized Representatives reasonable access during normal business hours to the Terminals to conduct such activities during the Feasibility Study Period, subject to Seller’s policies and regulations regarding safety and security.  The Feasibility Study Period shall be extended for that period of time between the Effective Date and the date 10 days prior to the Closing solely for the purposes of discussions with appropriate government officials and regulators relative to the transfer and securing of Permits, the assumption of environmental liabilities by Buyer, and general transition matters.  Buyer and Seller shall coordinate the timing, attendance and subject matter of any such meeting during the Feasibility Study Period as so extended, including without limitation the identity of Buyer and Seller representatives who will attend such meetings.

7.2                                 Environmental Documents.  In order to establish the environmental status of the Terminals, Seller, Buyer and its Authorized Representatives have reviewed or acknowledged the existence of the Environmental Documents, which include the results of all tests conducted by Buyer and its Authorized Representatives under Section 7.1, if any.  Seller and Buyer have agreed that Schedule 7.2 includes or references all material information, known to exist by either Party, related to, affecting or concerning the Environmental Condition or status of the Terminals as of the Closing Date and that such information shall constitute the (“Baseline Condition”) of the Terminals.  Seller shall not be responsible for any Environmental Condition, whether or not identified as part of the Baseline Condition.

7.3                                 Seller’s Retained Environmental Liabilities. Seller shall retain and be solely responsible for the following matters (collectively, “Retained Environmental Liabilities):

(a)                                  Environmental Liabilities in connection with Off-Site Disposal Activities performed by Seller prior to the Closing Date or on or after the Closing Date related to any of the Retained Environmental Liabilities.

(b)                                 Any penalty associated with the NYSDEC Consent Order for the Newburgh, New York Terminal described in more detail on Schedule 5.5; and

(c)                                  Any criminal fines, criminal penalties or criminal judgments relating to any Environmental Conditions existing prior to the Closing.

7.4                                 Buyer’s Assumed Environmental Liabilities . Except for Seller’s Retained Environmental Liabilities, Buyer shall assume and be solely responsible for all Environmental Liabilities relating to or arising out of the Terminals, whether existing or asserted before, on, or after the Closing Date, whether known or unknown, whether based on past, present, or future conditions or events, including but not limited to undertaking such Remediation Activities of the Environmental Conditions as may be

required by applicable laws, regulations, or government orders (“Assumed Environmental Liabilities”).

7.5                                 Seller’s Environmental Indemnity. For purposes of this Section 7.5, where Buyer is the indemnified party, the term “Buyer” shall include Buyer and its Affiliates and the directors, officers, employees, agents and representatives, and all successors and assigns of the foregoing.  Seller shall indemnify, hold harmless and defend Buyer from and against any Damages and Proceedings asserted against or incurred by Buyer prior to or after the Closing Date relating to or arising out of the Retained Environmental Liabilities; provided, however, that:

(a)                                  Seller’s obligations under this Section 7.5 shall not be limited by and shall survive beyond the Closing Date;

(b)                                 Seller shall have no indemnification or defense obligation for any Damages and Proceedings asserted against or incurred by Buyer relating to or arising out of such Retained Environmental Liabilities for which Seller has not received Reasonable Written Notification from Buyer;

(c)                                  Seller shall have no liability, indemnity or defense obligation for any Damages or Proceedings asserted against or incurred by Buyer subsequent to any change in all or any part of the Terminals to a residential use, or other change in use of all or any part of the Terminals that results in a materially adverse change in Seller’s risk exposure hereunder;

(d)                                 Buyer shall make available all relevant existing information that, based on information and belief formed after reasonable inquiry, are known by Buyer to be in the possession or control of Buyer and provide timely, reasonable access to all personnel of Buyer with knowledge of relevant facts, and shall cooperate in all reasonable respects with Seller in connection with Seller’s defense of any Third Party Claim or Governmental Environmental Enforcement Action under this Section 7.5.  Seller shall have no indemnification or defense obligation for any Damages and

Proceedings asserted against or incurred by Buyer relating to or arising out of such Third Party Claim or Governmental Environmental Enforcement Action if Buyer unreasonably denies Seller such access; and

(e) To the extent any Third Party Claim or Governmental Environmental Enforcement Action relates to events or conditions occurring both prior to and after the Closing, then, except to the extent such Third Party Claim or Governmental Environmental Enforcement Action relates to the Retained Environmental Liabilities set forth in Section 7.3 (b), (c), (d), or (e). Seller’s indemnification and defense obligations for such Third Party Claim or Governmental Environmental Enforcement Action shall not exceed that portion of Damages and Proceedings attributable to events or conditions occurring prior to the Closing and will not include any attorney’s fees or professional fees incurred by Buyer in connection with that part of the Third Party Claim or Governmental Environmental Enforcement Action attributable to events or circumstances occurring after the Closing.

7.6                                 Buyer’s Environmental Indemnities.  For purposes of this Section 7.6, where Seller is the indemnified party, the term “Seller” shall include Seller and its Affiliates and the directors, officers, employees, agents and representatives, and all successors and assigns of the foregoing.  From and after the Closing Date, Buyer shall indemnify, hold harmless and defend Seller from and against any Damages and Proceedings asserted against or incurred by Seller relating to or arising out of the Assumed Environmental Liabilities, including:

(a)                                  Any Environmental Liabilities, except for Seller’s Retained Environmental Liabilities;

(b)                                 Any Release of any Regulated Substance related to operations of the Terminals occurring on or after the Closing Date;

(c)                                  Remediation of any Environmental Condition at the Terminals or any areas Off-Site occurring before on or after the Closing Date, except for Seller’s Retained Environmental Liabilities;

(d)                                 Any Off-Site Disposal Activities or Off-Site Remediation Activities resulting from the ownership or operation of the Terminals at or after the Closing Date, except for Seller’s Retained Environmental Liabilities.

(e)                                  Any Third Party Environmental Claim related to or arising out of the ownership or operation of the Terminals occurring before on or after the Closing Date, except for Seller’s Retained Environmental Liabilities;

(f)                                    Any Governmental Environmental Enforcement Action or Third Party claim that is taken against Seller or its Affiliates that is issued or required by or entered into with a Governmental Authority occurring before, on or after the Closing Date to the extent relating to post-Closing Terminals ownership or operations, except for Seller’s Retained Environmental Liabilities;

(h)                                 Failure to comply with any Permit or Order, including transferred or assigned Environmental Permits or Orders identified on Exhibits F-1, F-2, F-3 and R-1, R-2, R-3 by Buyer or its Authorized Representatives; and

(i)                                     Seller shall make available all relevant existing information that, based on information and belief formed after reasonable inquiry, are known by Seller to be in the possession or control of Seller and provide timely, reasonable access to all personnel of Seller with knowledge of relevant facts, and shall cooperate in all reasonable respects with Buyer in connection with Buyer’s defense of any Third Party Claim or Governmental Environmental Enforcement Action under this Section 7.6.  Buyer shall have no indemnification or defense obligation for any Damages and Proceedings asserted against or incurred by Seller relating to or arising out of such Third Party Claim or Governmental Environmental Enforcement Action if Seller unreasonably denies Buyer such access.

Buyer’s indemnity obligations under this Section 7.6 will be set forth in the deed conveying the Real Property, will be a covenant running with the land, and will bind the successors, heirs and assigns of Buyer.

7.7                                 Buyer’s Release of Seller for Environmental Liabilities.

(a)                                  Except for Seller’s Retained Environmental Liabilities, Buyer, in consideration of the negotiated amount of the Purchase Price, hereby unconditionally, completely and forever releases and discharges Seller, its Affiliates, and employees, officers, directors, agents and representatives and all successors and assigns of the foregoing, from all Environmental Liabilities On the Closing Date, Buyer shall unconditionally, completely, and forever discharge Seller, its Affiliates, employees, officers, directors, agents and representatives, and all successors of the foregoing and the permitted assigns of Seller, from any obligation by Seller to perform or ensure the performance of any Remediation Activities under this Agreement (but excluding any Remediation Activities related to pre-Closing Off-Site Disposal Activities).  On the Closing Date, Buyer shall execute and deliver to Seller the Release Agreement in the form of Exhibit S. Buyer’s obligations to conduct, and to assume responsibility for, Remediation Activities will be set forth in the deed conveying the Real Property, will be a covenant running with the land, and will bind the successors, heirs and assigns of Buyer.

7.8                                 Seller’s Access to the Terminals.

(a)                                  Upon request by Seller in connection with any written request or demand from any Governmental Authority or in response to any Third Party Claim, Buyer shall, at no cost to Seller, permit Seller, its Affiliates, and its Authorized Representatives reasonable access to the Terminals.  Seller will make reasonable efforts to minimize impacts on Buyer’s operations. The Buyer’s obligations under this Section 7.8(a) will be set forth in the Special Warranty Deed conveying the Real

Property and will be a covenant running with the land and will bind the successors and assigns of Buyer.

(b)                                 Upon written request by Seller, in connection with any request to Seller from any Governmental Authority or in response to any Third Party Claim, Buyer shall provide Seller copies of all reports, correspondence, notices and communications sent or received from Governmental Authorities regarding the Environmental Condition of the Terminals or any remediation and/or investigation at the Terminals related to the Baseline Condition or other copies of all reports, correspondence, notices and communications sent to or received from third parties concerning conditions that would obligate (financially or otherwise) Seller.

7.9                                 Other Environmental Issues and Related Use Restrictions.

(a)                                  Buyer acknowledges that the Terminals have been used for the storage, disposal, sale, and transfer of petroleum products or derivatives and Seller hereby advises Buyer that (i) releases of such products into the soil have occurred from time to time in the past; and (ii) the Terminals have contaminated subsurface conditions.  Any warranty, covenant or provision in the Deed from Seller to Buyer with respect to the Terminals do not, nor will it be deemed to, extend or apply to any release or presence of petroleum products, derivatives, or any other type of contaminant on, in, under, or about the Terminals including, but not limited to, the surface area, size, and location of such substances and/or the description of the types of contaminants contained therein.

As part of the consideration for the sale of the Terminals, Buyer for itself, its successors and permitted assigns, covenants and agrees that neither the Real Property, nor any part thereof shall at any time be used for any of the following specifically listed facilities or uses, or any similar facility or use:  (1) any residential use, (2) any purpose that would constitute a “Permitted Use” under any of the “residence” or “residential” zones, districts, or classifications set forth in any applicable municipal, county or state zoning laws in effect on the date of the Special Warranty Deed, (3) any school or other educational facility, (4) any group day-care center, child care center, nursery, nursing home, rehabilitation or convalescent facility or other facility which is intended to house or provide care for children, the elderly or the infirm, (5) any playground or recreational park, (6) any health care clinic, hospital or other medical facility, (7) any place of worship, (8) any agricultural use, or (9) any handling of fresh food.

In addition, Buyer agrees that it will not at any time construct or install any basements or any water wells for any purpose (collectively the “Use Restrictions”).  Any water wells found on the property by Buyer will be plugged in accordance with State or Local regulations.  Buyer also agrees to implement and maintain any institutional controls on the property that either are or may be required by Federal, State or Local agencies.

Buyer agrees that these covenants and agreements shall survive the Closing; that these covenants and agreements are to run with the Real Property; that these Use Restrictions and the agreement to evaluate and utilize, if required, engineering and institutional controls as set forth in Exhibit H will be inserted in the Special Warranty Deed to be delivered at the Closing and that similar restrictive covenants shall be inserted in any deed, lease or other instrument conveying or demising the Real Property or any part thereof. Furthermore, Buyer for itself, its successors and permitted assigns agrees to execute any documents required by any Governmental Authority having jurisdiction over the Terminals that are consistent with the above Use Restrictions.

(b)                                 The material terms and provisions of this Agreement, and all test information, reports and other materials concerning the environmental or other condition of the Terminals provided by Seller to Buyer shall be maintained by Buyer and its Authorized Representatives as confidential, other than any such information (i) that is in the public domain through a source other than Buyer, or (ii) that is compelled in any judicial, administrative, regulatory or arbitration proceeding or otherwise required by law or by a governmental authority.  Buyer may, however, share environmental information under a comparable confidentiality agreement with any affiliated companies, consultant, lender, insurance carrier, tenant, potential subsequent purchasers of the Terminals, potential joint venture owner of the Terminals or other third parties.

(c)                                  If Closing does not occur within the time required by this Agreement, or upon earlier termination of this Agreement, then upon Seller’s request, Buyer shall promptly deliver to Seller all originals and copies (whether written or electronic) that are in Buyer’s or its Authorized Representatives’ possession of the information, reports, or materials including specifically those concerning the environmental or other condition of the Terminals together with all information, reports, or material furnished to Buyer by Seller, and Buyer shall promptly cause third parties to deliver to Seller such materials that are in their possession.

(d)                                 The Environmental Documents, including those generated by either party, may be used by either party to prepare and file reports, where applicable, with the appropriate Governmental Authorities.

(e)                                  Seller’s responsibilities in this Article VII shall inure to the benefit of Buyer solely and do not transfer to Buyer’s heirs and assigns.  In the event Seller agrees to the transfer and assignment of Seller’s responsibilities in this Article VII, which agreement shall only be effective if provided in writing by Seller, Buyer’s obligations under this Article VII shall be incorporated into any lease or subsequent sales agreement for the Terminals and any tenant or subsequent buyer shall be required to fulfill all obligations of Buyer set forth in this Article VII.  In no event shall Buyer’s obligations under this Article VII terminate upon the lease or sale of all or a portion of the Terminals.  Any attempt to assign Seller’s responsibilities in this Article VII without the express prior written approval of Seller as set forth above shall be void and of no effect.

(f)                                    Buyer and Seller shall cooperate with each other in all reasonable respects as to the transfer or assignment of the Environmental Permits or Orders that can be transferred or assigned under applicable Environmental Laws and the making of any filings or notifications or obtaining any authorizations required under applicable Environmental Laws in connection with the transfer of the Terminals to Buyer.  Seller shall take the lead on all initial notifications to applicable Governmental Authorities requesting such transfer or assignment of any Environmental Permits or Orders.  Buyer will be given an opportunity to review such submissions and will receive final copies of all such initial notifications at the time transmitted to the Governmental Authorities.  Buyer, however, shall be solely responsible for all subsequent communications and filings needed to follow through and complete the timely transfer or assignment of such Environmental Permits or Orders.   If the assignment of any Environmental Permit is denied by the applicable Governmental Authority, Exhibit R-1, R-2 and R-3 of this Agreement will be deemed automatically amended, and Buyer shall apply for the issuance of a new Environmental Permit as soon as reasonably possible.  With respect to any Environmental Permits or Orders issued under applicable Environmental Laws prior to the Closing Date and Buyer’s obligations for Remediation Activities, Seller and Buyer, within ten (10) calendar days after the Closing Date shall submit a joint letter to each applicable Governmental Authority acknowledging that Buyer is assuming the obligations of Seller under such Order and/or Remediation Activities, such letter to be substantially in the form of Exhibit Q.  Along with the joint letter and with respect to obligations for Remediation Activities set forth in such joint letter that Buyer is assuming, Buyer shall also execute and deliver to Seller the Release Agreement for remediation liability for all Environmental Conditions in the form of Exhibit S.

(g)                                 As between Buyer and Seller, Buyer and Seller shall share equally in all filing costs and administrative expenses associated with such transfer or assignment of any Environmental Permits or Orders pursuant to this Agreement.  Buyer, however, shall be solely responsible for all costs and expenses relating to or arising out of any change in terms or conditions of such Environmental Permits or Orders resulting from any transfer, assignment or reissuance of such Environmental Permits or Orders to Buyer, except for any such costs and expenses related to or arising out of Seller’s non-compliance with such Environmental Permits or Orders.  With respect to those Environmental Permits or Orders that cannot be transferred or assigned under applicable Environmental Laws, Buyer will use reasonable efforts at Buyer’s cost and expense to obtain new permits or orders.

(h)                                 After the Closing Date, Buyer shall be solely responsible for the filing of any post-Closing reports or notices required by any Governmental Authority regardless of whether the reporting period began or occurred prior to the Closing Date (as long as the required submission deadline for such reports or notices is not prior to the Closing Date).  Such reports may include, but are not limited to, Annual Air Emissions Report, Air Permit reports (excluding Title V semi-annual and annual certifications, which are addressed below), SARA 313 Form R Reports, annual hazardous waste reports, gasoline maximum achievable control technology (GMACT) certifications and ground water monitoring reports required under state above ground storage tank regulations.  At least 10 days prior to the Closing Date, Seller will provide Buyer with a listing of all such material reports and notices required to be filed with any Governmental Authority that are due within sixty (60) days after the Closing Date.  Within thirty (30) days after the Closing Date, Seller shall provide to Buyer records relating to operation of the Terminals through the Closing Date needed to complete all such material reports. As to any information that must be provided to any Governmental Authority as part of a routine report submitted in relation to a Title V semi-annual or annual certification, if the Closing Date occurs during the required reporting period, each Party agrees to be responsible and liable for the collection, compilation and submission of such certification with respect to that portion of the reporting period falling under such Party’s ownership.  Each Party shall cooperate fully with the other and shall provide the other Party with reasonable access to its employees and files to the extent necessary or appropriate to assist the other Party in preparing its report.  In the event that the Closing Date occurs on or after the end of the required reporting period but before such report is due, Seller will be responsible and liable for the collection, compilation and submission of such report as it concerns Seller’s operation of the Terminals.  In that instance, Buyer shall cooperate fully with Seller and shall provide Seller with reasonable access to Buyer’s employees and files to the extent necessary or appropriate to assist Seller in preparing the report.  Buyer shall be solely responsible and liable for all subsequently submitted reports.

7.10                           Arbitration Procedures. Except as otherwise provided herein, any dispute between the Parties under this Article VII shall be resolved by arbitration in Fairfax, Virginia in accordance with the rules of the American Arbitration Association and subject to the provisions of this Section 7.10.

(a)                                  If good faith efforts to resolve any such dispute fail, either Party may commence arbitration after thirty (30) days written notice of that Party’s intent to commence arbitration.  Seller shall appoint one arbitrator and Buyer shall appoint one arbitrator.  The two arbitrators so appointed shall select a third arbitrator.  All arbitrators for non-engineering disputes must be licensed attorneys.  If either Seller or Buyer fails to appoint an arbitrator within twenty (20) days after a request for such an appointment is made by the other Party in writing, or if the arbitrators so appointed fail within twenty (20) days after the appointment of the second of them to agree on a third arbitrator, the arbitrator or arbitrators necessary to complete a panel of three arbitrators shall be appointed by the American Arbitration Association upon application thereto by either Party.

(b)                                 The panel so constituted shall fix a reasonable time and place for a hearing of the dispute.  Each of the Parties shall submit to the panel of arbitrators at the hearing such party’s proposed resolution of the dispute, together with such supporting evidence as such Party may desire to present to the panel of arbitrators.  The panel of arbitrators shall consider only the proposed resolutions and evidence as presented by the Parties.

(c)                                  Within thirty (30) days of such hearing, the panel of arbitrators shall select the proposed resolution presented by a Party that most closely achieves the intention of the parties as expressed in this Article VII.  The Panel must choose either the resolution of the dispute proposed by Buyer or the resolution of the dispute proposed by Seller.  The panel of arbitrators is not empowered to select a compromise of any kind between either proposal.  If more than one dispute is between the arbitrators at any one time, the arbitrators shall resolve each such dispute independently of the other dispute.

(d)                                 The action of a majority of the members of the panel of arbitrators shall govern and their decision in writing shall be final and binding on the Parties.

(e)                                  All arbitrators appointed under this procedure shall be disinterested individuals who are not and never have been officers, directors, employees, consultants, or attorneys of Seller or of Buyer or of any of Seller’s or Buyer’s Affiliates.  Such individuals must be experienced in the environmental aspects of the petroleum and chemical industries and competent to pass judgment on the issues in dispute.  The losing Party shall bear all reasonable and customary fees and expenses (Seller’s and Buyer’s) of the entire arbitration process.

7.11                     Environmental Notices. Except as otherwise stated in this Article VII, all notices or correspondence required or permitted to be given under this Article VII shall be in writing.  Notices may be given in person, or may be sent by nationally-recognized overnight courier, registered or certified mail (postage prepaid and return receipt requested) or facsimile with written confirmation to the party to be notified at the following address:

If to Seller:	ExxonMobil Oil Corporation
c/o Exxon Mobil Corporation
Global Remediation
Attn: Global Major Projects Manager
3225 Gallows Road
Fairfax, VA 22037
703/846-6051 Telephone
703/846-5298 Facsimile

If to Buyer:	Global Companies LLC
Attn: Senior Vice President – Terminal and Operations
800 South Street, Suite 200
Waltham, MA 02454
781-398-4368 Telephone
781-398-4160 Facsimile

Either Party may change its address or facsimile number by providing written notice to the other at least ten (10) days prior to the effective date of such change.  Notices given in accordance with this Article VII shall concern only those matters governed by this Article VII. Notices given in accordance with this Section 7.11 shall be deemed to have been given:  (a) at the time of delivery when delivered personally; (b) upon receipt when sent by nationally-recognized overnight courier, registered or certified mail (postage prepaid and return receipt requested); or (c) upon completion of successful transmission when sent by facsimile (unless transmission is completed outside recipient’s normal working hours, in which case such notice shall be deemed given at the start of recipient’s next business day). Any notice required or permitted to be given under any other Article of this Agreement shall be separated from Article VII notices, and shall be given in accordance with Section 15.5 of this Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

8.1                                 Obligation of Buyer to Close.  The obligation of Buyer to consummate the purchase of the Terminals on the Closing Date is subject to (i) the satisfaction of the following conditions on or prior to the Closing Date and/or (ii) Buyer’s written waiver of any such conditions as remain unsatisfied as of the Closing Date:

(a)                                  Accuracy of Representations.  All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date;

(b)                                 No Default.  Seller shall have complied in all material respects with each covenant and agreement to be performed by Seller under this Agreement by or on the Closing Date;

(c)                                  Disclosure.  Buyer shall have received from Seller all Environmental Documents received or generated by Seller or its Affiliates after the date of this Agreement and prior to the Closing Date;

(d)                                 Agreements.  Seller shall have executed, or is prepared to execute or cause the execution of simultaneously with Closing, all documents and agreements provided for in this Agreement, including the documents and agreements listed in Sections 4.2 and 4.4;

(e)                                  Required Consents. The Parties shall have obtained the consent (if required) of any applicable Government Authority to the assignment to and the assumption by Buyer of any assignable Permit and Environmental Permit, the novation of all Material Contracts, under which Buyer assumes Seller’s rights and obligations and Seller is released from any and all such obligations, and Buyer shall have negotiated a new union contract with respect to the Albany Terminal employees and the Newburgh Terminal employees.

(f)                                    Transfer of Documents.  Seller has delivered, or is prepared to simultaneously deliver to Buyer at Closing, all Books and Records, as stated in Section 2.1(e) of this Agreement;

(g)                                 Defects in Title.  Any un-permitted Title Objections shall be resolved in accordance with the provisions of Section 11.3, and Buyer shall not have terminated this Agreement under Section 11.3;

(h)                                 Title Commitment.  Buyer shall have received the Title Commitment described in Section 11.1;

(i)                                     No Termination. Buyer shall not have terminated this Agreement under Section 14.2;

(j)                                     Hart Scott Rodino.  Seller and Buyer shall have filed (in accordance with Section 15.23), and received all necessary approvals or clearances, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

8.2                                 Obligation of Seller to Close.  The obligation of Seller to consummate the sale of the Terminals on the Closing Date shall be subject to (i) the satisfaction of the following conditions on or prior to the Closing Date and/or (ii) Seller’s written waiver of any such conditions as remain unsatisfied as of the Closing Date:

(a)                                  Accuracy of Representations.  All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date;

(b)                                 No Default.  Buyer shall have complied in all material respects with each covenant and agreement to be performed by Buyer under this Agreement by or on the Closing Date;

(c)                                  Agreements.  Buyer shall have executed, or is prepared to execute simultaneously with Closing, all documents and agreements provided for in this Agreement to be signed by Buyer, including the documents and agreements listed in Sections 4.3 and 4.4; and

(d)                                 Required Consents.  The Parties shall have obtained the consent (if required) of any applicable Government Authority to the assignment to and the assumption by Buyer of any assignable Permit and Environmental Permit, and the novation of all Material Contracts, under which Buyer assumes Seller’s rights and obligations and Seller is released from any and all such obligations.

(e)                                  Hart Scott Rodino.  Buyer and Seller shall have filed (in accordance with Section 15.23), and received all necessary approvals or clearances, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

ARTICLE IX

INDEMNIFICATION

9.1                                 Definitions.    As used in this Article IX, “Loss” shall mean any claim, liability, obligation, expense, cost or other damage or loss (including without limitation, reasonable attorneys’ and consultants’ fees), fine or penalty.  “Loss” shall also include in each instance, but shall not be limited to, all reasonable costs and expenses of investigating and defending any claim or any order, directive, final judgment, compromise, settlement, fine, penalty, court costs or proceeding arising at any time under or from any Government Authority, including all reasonable costs and expenses and court costs incurred in the enforcement of rights under this Article IX.  “Loss” shall not include any special, consequential, indirect or loss of profit damages or any Loss for which one Party has assumed responsibility or agreed to indemnify the other Party under Article VII of this Agreement.

9.2                                 Indemnification By Seller.  From the Closing Date, in addition to all other obligations of Seller to Buyer set forth in this Agreement, Seller shall indemnify, defend and hold harmless Buyer, Buyer’s Affiliates and their respective directors, officers, employees, representatives, successors and assigns from and against any Loss resulting from, related to, or arising out of:

(a)                                  Any Loss for which Seller has assumed responsibility or agreed to indemnify Buyer under Article VII; or

(b)                                 the breach by Seller (or any shareholder, officer, director, employee of Seller) of any representation, warranty or covenant contained in this Agreement, in any Exhibit or Schedule to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement; provided that Seller shall have no indemnification obligation for any such Loss if Seller has not received a claim from Buyer (specifying in reasonable detail the basis for such Loss) within one year following the Closing Date.

9.3                                 Indemnification By Buyer.  From and after the Closing Date, in addition to all other obligations of Buyer to Seller set forth in this Agreement, Buyer shall indemnify, defend and hold harmless Seller, Seller’s Affiliates and their respective directors, officers, employees, representatives, successors and assigns from and against any Loss resulting from, related to, or arising out of:

(a)                                  Buyer’s ownership or operation of all or any part of the Terminals after Closing, except for any Loss for which Seller has assumed responsibility or agreed to indemnify Buyer under Article VII; or

(b)                                   The breach by Buyer or any Affiliate of Buyer (or any shareholder, officer, director, employee of Buyer or such Affiliate) of any representation, warranty or covenant contained in this Agreement, in any Exhibit or Schedule to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement; provided that Buyer shall have no indemnification obligation for any such Loss if Buyer has not received a claim from Seller (specifying in reasonable detail the basis for such Loss) within one year following the Closing Date.

9.4                                 Conflict.  In the event of any conflict or ambiguity in the language of this Article IX, or any other portion of this Agreement, with the language of Article VII, the Parties agree that Article VII language shall be controlling.

9.5                                 Procedures.

(a)                                  Notice and Tender.  In the event that any officer or registered agent of either Party hereto receives actual notice of any written claim by a third person giving rise to a right of indemnification of such Party under this Article IX (the “Indemnitee”), such Indemnitee shall, within sixty (60) days after receipt of such notice, give written notice thereof to the other Party hereto responsible for such indemnification (the “Indemnitor”) setting forth the facts and circumstances giving rise to such claim for indemnification and shall tender the defense of such claim to the Indemnitor.  If the Indemnitee fails to give such notice and tender such defense within such 60-day period, the Indemnitee shall be solely responsible for any Loss with respect to such claim to the extent they are attributable to such failure; but failure to give such notice and tender such defense within such 60-day period shall not result in a forfeiture or waiver of any rights to indemnification for any Loss with respect to such claim to the extent they are not attributable to such failure.

(b)                                 Defense of Claims.  The Indemnitor shall select (subject to the Indemnitee’s reasonable approval) the attorneys to defend any matter subject to indemnification and/or taking all actions necessary or appropriate to resolve, defend, and/or settle such matters, and shall be entitled to contest, on its own behalf and on the Indemnitee’s behalf, the existence or amount of any obligation, cost, expense, debt or liability giving rise to such claim. Nothing in this Section 9.5(b) should be construed as prohibiting the Indemnitee from participating in the defense (which may include hiring its own counsel) in any matter subject to indemnification, as long as the Indemnitee does so at its own expense.  The Indemnitor shall keep the Indemnitee fully and timely informed as to actions taken on such matters. The Indemnitee shall cooperate fully with the Indemnitor and its counsel and shall provide them reasonable access to the Indemnitee’s employees, consultants, agents, attorneys, accountants, and files to the extent necessary or appropriate to defend or resolve the matter, the Indemnitor reimbursing the Indemnitee with respect to the cost of any such access.   With respect to any matter for which a Party has an indemnification and/or defense obligation under this Agreement, the Parties shall maintain a joint defense privilege, where applicable, in connection with such matters for the Party’s post-Closing communications and those of their respective Affiliates and Authorized Representatives, which post-Closing communications concern the matters subject to such indemnification and/or defense obligation.

(c)                                  Allocation of Indemnification Liability.  When any Loss for which indemnification is provided under this Article IX results from, relates to, or arises out of the conduct of both Seller and Buyer, the Parties shall indemnify each other in proportion to their respective share of such Loss.

ARTICLE X

SURVIVAL

10.1                           Representations and Warranties.  All representations and warranties made in this Agreement, in any Exhibit or Schedule to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement will survive until one year after Closing.  At the end of such survival period set forth above, such representations and warranties shall terminate and have no further force and effect.

10.2                           Covenants.  Unless otherwise specified in this Agreement, the Parties obligations under the following sections and articles will survive the Closing of this transaction and delivery of the deed:  Articles I, VII, IX, X, XII, XIII and XV, Sections 2.4 (d) and (e), 3.1, 3.3, 3.4 and 11.3.

ARTICLE XI

TITLE COMMITMENT; SURVEY; RISK OF LOSS

11.1                           Title Insurance.  Buyer will furnish and pay the premium for a standard title insurance policy issued by the Title Company in an amount equal to the portion of the Purchase Price that is allocated to the Real Property and Improvements, naming Buyer as the proposed insured.  Subject to Permitted Title Exceptions, copies of which shall be provided to Buyer within ten (10) days after the Effective Date, Seller shall deliver to Buyer at the Closing title insurable by the Title Company at standard rates.  Any abstracting, title certification, and charges for title examination will be at Buyer’s expense.  Buyer shall cause the Title Company to deliver to Buyer, with a copy to

Seller, a title commitment setting forth the status of title to the Property on or before the thirtieth (30th) day following the Effective Date (the “Title Commitment”).

11.2                           Survey.  Buyer shall cause to be prepared at its expense a current ALTA land title survey of the Property (“Survey”), by a duly licensed land surveyor and professional engineer satisfactory to the Title Company.  The Survey shall be completed within thirty (30) days after the Effective Date.  Upon completion of the Survey, Buyer shall deliver promptly three (3) prints thereof to Seller and at least one (1) print to the Title Company.  The Survey will (i) show the location of all streets, roads, railroads, creeks or other water courses, fences, easements, rights-of-way and other encumbrances or encroachments on or adjacent to the Property, including all of the title matters shown on the Title Commitment and (ii) set forth a certified legal description of the Property.

11.3                           Title Objections.  Within fifteen (15) days after receiving the later of the Title Commitment or the Survey, Buyer shall notify Seller if the Title Commitment or Survey reveals any liens, encumbrances, claims or exceptions (including, without limitation, any matters set forth on Schedule 5.4) that, in Buyer’s reasonable judgment, are unacceptable (“Title Objections”).  If Seller is unable or unwilling to cure any Title Objections, Seller will provide written notice thereof to Buyer within fifteen (15) days following receipt of notice of Title Objections from Buyer and Buyer shall have the right, at its option, by written notice to Seller within fifteen (15) days following receipt of Seller’s written notice, either (i) to terminate this Agreement and obtain a refund of the Earnest Money and all interest thereon, after which both Parties shall be relieved and discharged of any rights, liabilities or obligations hereunder, or (ii) to waive such defect and proceed to Closing.  Buyer’s failure to exercise the right to terminate within the said fifteen (15) day period shall constitute a waiver of Buyer’s right to terminate with respect to such title matters.  However, if Seller elects to cure the Title Objections (although Seller will have no such obligation to do so), Seller shall provide Buyer with notice of its intention to cure same within the fifteen (15) days aforesaid and Seller shall have an opportunity, at its expense, to remove such Title Objections within sixty (60) days following receipt of written notice from Buyer identifying the Title Objections (the “Title Cure Period”).  In no event shall Seller have any obligation to commence litigation or to incur costs in excess of One Thousand Dollars ($1,000.00) to cure or remove any Title Objections.  If Seller is unable to cure any Title Objections within the Title Cure Period that, in the reasonable opinion of the Title Company or Buyer, must be cured in order to deliver good and marketable title, Buyer may, as its sole and exclusive remedy, and upon written notice to Seller within fifteen (15) days after expiration of the Title Cure Period, terminate this Agreement, in which event the Earnest Money shall be fully refunded to Buyer.  Any changes to the Title Commitment or the Survey prior to the Closing and subsequent to the Buyer’s receipt of the Title Commitment or the Survey will be subject to the Title Objections procedures of this Section 11.3, commencing as of the date Buyer obtains knowledge of such material change.

11.4                           Risk of Loss. Risk of loss with respect to the Terminals shall be borne by Seller until Closing.  The risk of loss of the Terminals shall pass to the Buyer at Closing.

ARTICLE XII

FURTHER ASSURANCE

From time to time after Closing, Seller and Buyer shall, upon request of the other and without further consideration, execute, acknowledge and deliver such further instruments of transfer, conveyance or assumption and such other documents as Seller or Buyer may reasonably request more effectively to vest in Buyer the right and title to, interest in and enjoyment of, the Terminals or to carry out the transactions and agreements contemplated by this Agreement.

ARTICLE XIII

COSTS AND EXPENSES

13.1                           Brokerage Commissions.  Neither of the Parties nor, where applicable, any of their respective shareholders, officers, directors, or employees, has employed or will employ any broker, agent, finder or consultant or has incurred or will incur any liability for any brokerage fees, commissions, finders’ fees or other fees in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

13.2                           Closing Adjustments.  The following items shall be paid, prorated, or adjusted as of the Closing Date in the manner hereinafter set forth:

(a)                                  All real estate Taxes, as well as Taxes assessed on each Terminal Inventory, due and owing on or before the Closing Date, all penalties and interest thereon, and all special assessments affecting the Terminals, whether payable in installments or not, shall be paid in full by Seller.

(b)                                 Current real estate Taxes, assessments and charges shall be prorated as of the Closing Date upon the tax year of the applicable taxing authority, without regard to when said Taxes are payable, so that the portion of current Taxes allocable to the period from the beginning of such year to the Closing Date shall be the responsibility of Seller and the portion of the current Taxes allocable to the portion of such year from the Closing Date to the end of such year shall be the responsibility of Buyer.

(c)                                  Seller shall be responsible for the cost of Terminals utilities up to Closing and Buyer shall be responsible for such costs thereafter.  Seller shall cooperate with Buyer in transferring all utility accounts to Buyer’s name effective as of the Closing.

(d)                                 Buyer shall bear and pay all title insurance premiums and charges.

(e)                                  Buyer shall bear and pay all realty transfer fees, recording costs and Taxes associated with the conveyance of the Real Property, the Improvements and the Personal Property.

(f)                                    Seller and Buyer shall each pay their own respective legal fees and expenses and the cost of performance of their respective obligations hereunder.

(g)                                 All amounts due Seller under any assignable Revenue-Generating Contract shall be prorated as of the Closing Date upon the payment cycle established under such Revenue-Generating Contract so that the portion the amounts due Seller from the beginning of such payment cycle to the Closing Date will be credited to Seller at Closing.

(h)                                 The Parties shall make all other adjustments necessary to effectuate the intent of the Parties as set forth in this Agreement.

13.3                           Timing of Adjustments.  All monetary adjustments necessary to achieve the allocations specified in Section 13.2, to the extent reasonably practicable, shall be made at the Closing.  To the extent any such adjustments cannot be made at the Closing, the same shall be made after the Closing as and when complete information becomes available.  Seller and Buyer agree to cooperate and to use their best efforts to complete such adjustments no later than thirty (30) days after the Closing Date.

ARTICLE XIV

CASUALTY AND CONDEMNATION

14.1                           Notice of Fire Casualty or Condemnation.  In the event that after the date of this Agreement and prior to the Closing:

(a)                                  Any material portion of the Terminals are damaged or destroyed by fire or other casualty (a “Casualty”), or

(b)                                 Seller receives written notice of any action, suit or proceeding, or threatened or contemplated action, suit or proceeding, to condemn or take all or any material part of the Terminals by eminent domain (a “Condemnation”), Seller shall immediately notify Buyer of the Casualty or Condemnation.  In the event of a Casualty, Buyer must (i) retain an insurance adjuster mutually satisfactory to Buyer and Seller within fifteen (15) days after Buyer’s receipt of Seller’s notice to determine the extent of the Casualty, and (ii) initiate negotiations with Seller to discuss an adjusted Purchase Price for the Terminals if Buyer contemplates making the election in Section 14.2(a) below.  If Buyer initiates such negotiations, Buyer and Seller shall negotiate in good faith to try to agree upon an adjusted Purchase Price.

14.2                           Buyer’s Election.  Buyer must elect one of the following options and give written notice to Seller of such election within (i) fifteen (15) days after the insurance adjuster’s written determination in the case of a Casualty, or (ii) thirty (30) days after Buyer’s receipt of Seller’s notice of Condemnation in the case of a Condemnation:

(a)                                  Purchase the Terminals in accordance with Article IV of this Agreement at an adjusted Purchase Price agreed upon by Buyer and Seller before Buyer makes this election; or

(b)                                 Terminate this Agreement.

14.3                           Exclusive Remedy.  Notwithstanding any provision to the contrary contained herein, the remedies provided to Buyer under Section 14.2(a) and (b) constitute Buyer’s exclusive remedies in connection with the circumstances described therein.

ARTICLE XV

GENERAL; ADDITIONAL COVENANTS

15.1                           Termination.  If this Agreement is terminated by Seller or by Buyer as a matter of right or as permitted under this Agreement, such termination shall be without liability of either Party to the other, or to any of their shareholders, affiliates, directors, officers, employees, agents, consultants or representatives except that Seller’s obligation under Section 9.2 and Buyer’s obligation under Section 9.3(b) shall remain in full force and effect.  If either Party (the “Non-Defaulting Party”) terminates this Agreement because the other Party (the “Defaulting Party”) fails to perform any covenant, obligation or agreement contained in this Agreement, the Defaulting Party shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees) sustained or incurred by the Non-Defaulting Party; provided, however, neither Party shall be liable to the other for punitive, indirect, consequential or special damages.

15.2                           Specific Performance .The Parties agree that a Party would be irreparably injured if the other Party breaches any of its obligations under this Agreement. Accordingly, the non-breaching Party is entitled to an injunction and specific enforcement of this Agreement, in addition to any other remedy available at law or in equity.

15.3                           Entire Agreement.  This Agreement, including all of the Exhibits and Schedules hereto, constitutes the entire understanding between the Parties with respect to the subject matter contained herein and supersedes any prior understandings, negotiations or agreements, whether written or oral, between them respecting such subject matter.

15.4                           Headings.  The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

15.5                           Notices.  Except for notices required under Article VII of this Agreement, all notices or other correspondence required or permitted to be given under this Agreement shall be in writing and addressed to the Party to be notified at the address listed in this Section 15.5.  Notice shall be given in person, or shall be sent by nationally-recognized overnight courier, registered or certified mail (postage prepaid and return receipt requested) or facsimile with written communication to the Party to be notified at the following address:

Seller:	Buyer:

Mail: ExxonMobil Oil Corporation		Mail: Global Companies LLC
c/o Mobil Pipe Line Company		800 South Street, Suite 200
3225 Gallows Road		Waltham, MA 02454
Fairfax, VA 22037		Attn: Senior Vice President —
Attn: Northern Operations Manager		Terminals and Operations

Facsimile: 703-846-5955		Facsimile: 781-398-4160
Phone: 703-846-5257		Phone: 781-398-4368

Either Party may change its address or facsimile number by providing written notice to the other at least ten (10) days prior to the effective date of such change.  Notices given in accordance with this Section 15.5 shall be deemed to have been given:  (a) at the time of delivery when delivered personally; (b) upon receipt when sent by nationally-recognized overnight courier, registered or certified mail (postage prepaid and return receipt requested); or (c) upon completion of successful transmission when sent by facsimile (unless transmission is completed outside recipient’s normal working hours, in which case such notice shall be deemed given at the start of recipient’s next business day). Notices given in accordance with this Section 15.5 shall concern only those matters not governed by Article VII and shall be separated from Article VII notices, which are governed by Section 7.13 of this Agreement.

15.6                           Exhibits and Schedules.  Each Exhibit and Schedule referred to in this Agreement is incorporated into this Agreement by such reference.

15.7                           Severability.  If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect any other provision hereof.  This Agreement shall in such circumstances be deemed modified to the extent necessary to render enforceable the provisions hereof.

15.8                           Waiver.  The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

15.9                           Assignment.  Except for the assignment rights specified in Section 4.2 and in this Section 15.9, neither Party may assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Seller may assign this Agreement to an affiliate or any entity into which it is merged or combined.  Any assignment of this Agreement, by operation of law or otherwise, shall not relieve the assignor of any obligations hereunder.  Any assignment made in violation of this Section 15.9 shall be void.

15.10                     Parties in Interest; No Third Party Beneficiary.  This Agreement shall inure to the benefit of and be binding upon Buyer and Seller and their respective successors and permitted assigns.  Except as otherwise provided herein, nothing in this Agreement will be construed as conferring upon any person or entity other than Buyer and Seller, and their respective successors in interest and permitted assigns, any right, remedy or claim under or by reason of this Agreement.

15.11                     Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal law of the state of New York (including without limitation section 5-1401 of the General Obligations Law of the State of New York), without regard to conflicts of laws principles thereof that would result in application of substantive laws of any other state.

15.12                     Choice of Forum. Where Federal subject matter or diversity jurisdiction exists with respect to a dispute which the Parties cannot themselves amicably resolve, the Parties designate the United States District Court for the Southern District of New York, as the exclusive forum for the resolution of that dispute and submit themselves and the dispute to the jurisdiction of that Court.  Where Federal subject matter or diversity jurisdiction in respect of such dispute does not exist, the Parties designate the Supreme Court of the State of New York, County of New York, as the exclusive forum for the resolution of that dispute and submit themselves and the dispute to the jurisdiction of that Court.

15.13                     WAIVER OF JURY TRIAL.  EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE OTHER PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

15.14                     Commercially Reasonable Efforts; Time of Essence.  Except as otherwise specifically provided herein, Buyer and Seller shall each use commercially reasonable efforts to satisfy the conditions to Closing and otherwise consummate the transactions contemplated by this Agreement as promptly as practical.  Time is of the essence with respect to the Closing of this Agreement.

15.15                 Amendments.

(A)                              This Agreement may be amended only by a written instrument that is duly executed by both Parties.

(B)                                Updates to Exhibits and Schedules.  SELLER will update the Exhibits and Schedules to this Agreement between the signing of this Agreement and the Closing on a regular basis for the purpose of making them true and correct; provided, however, that for the purpose of determining whether SELLER’S obligations pursuant to Section 14 (B) have been satisfied, no such update by SELLER to the Exhibits and Schedules shall be considered binding unless expressly accepted and approved by BUYER.

15.16                     Counterparts.  This Release Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall be considered one and the same instrument.

15.17                     Public Announcements.  The Parties agree that there shall be no press releases or other announcements prior to Closing without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except to the extent required by applicable laws, rules, or regulations.  If either Party determines that a press release is required or desired, they will so notify the other in writing and shall consult with each other with regard to the same.  The Parties further agree to consult with each other on all press releases and announcements issued at or after Closing concerning the transactions contemplated by this Agreement.

15.18                     Transition Assistance.  For a period of ninety (90) days after Closing, at Buyer’s reasonable request, Seller shall assist, at no charge, Buyer in connection with a reasonably orderly transition of the operation of the Terminals.

15.19                     Taxes.  After the Closing Date, if Buyer receives a bill for Taxes assessed against the Terminals or each Terminal Inventory that includes Taxes for taxable years or taxable periods on or before the Closing Date (including Taxes assessed for portions of taxable years or periods on or before the Closing Date), Buyer shall pay the bill and invoice Seller for all such Taxes relating to periods prior to the Closing Date.  Seller shall promptly reimburse Buyer upon receipt of such invoice.  After the Closing Date, if Seller receives a bill for Taxes assessed against the Terminals or each Terminal Inventory that includes Taxes for taxable years or taxable periods after the Closing Date (including Taxes assessed for portions of taxable years or taxable periods after the Closing Date), Seller shall forward the bill to Buyer for payment.

15.20                     Confidentiality.  The Parties acknowledge that they are bound by the terms of the Confidentiality Agreement dated June 6, 2006 between Seller and Buyer and hereby extend the term of such Confidentiality Agreement so that it will expire three years after the Closing Date. In addition, Seller and Buyer agree that they will keep confidential and not disclose to any non-Affiliated third party (other than those subject to a comparable confidentiality agreement) any of the terms or provisions of this Agreement for a period of three years after the Closing Date, except for disclosure of information that:

(a)                                  is or becomes publicly available by other than unauthorized disclosure;

(b)                                 is required by the rules and regulations of the US Securities and Exchange Commission; or

(c)                                  is made pursuant to the requirement or request of a Government Authority of competent jurisdiction to the extent such disclosure is required by an applicable law or Order, and sufficient notice is given by the disclosing Party to the other Party to permit the other Party to seek an appropriate protective order or exemption from such requirement or request, if it so desires.  If such protective order or other remedy is not obtained, or if the other Party waives compliance with the provisions of this Section 15.20 for this purpose, the disclosing Party shall furnish only that portion of the information that is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the information by the Government Authority.

15.21                     No Presumption Against Drafter.  Buyer and Seller have each fully participated in the negotiation and drafting of this Agreement.  If an ambiguity, question of intent or question of interpretation arises, this Agreement must be construed as if drafted jointly, and there must not be any presumption, inference or conclusion drawn against either Party by virtue of the fact that its representative has authored this Agreement or any of the terms of it.

15. 22                  Right of First Refusal.   If Buyer elects to terminate the Terminaling Services Agreement with respect to any Terminal because it has received an offer to purchase such Terminal, Buyer shall include in the notice of termination information describing the substance of the terms and conditions of that offer, and Seller will have ninety (90) days after receipt of the notice within which to match the offer to purchase the Terminal or agree to purchase the Terminal under the same terms as the offer to purchase the Terminal, except that the consideration for such purchase may be an amount of cash that matches or exceeds the total consideration contained in the offer to purchase the Terminal. If Seller, timely and properly exercises its right of first refusal, Seller shall purchase Terminal from Buyer under the same terms and conditions contained in the offer received by Buyer.  If Seller does not exercise its right of first refusal in a timely manner, Buyer may proceed to sell the Terminal to the party who made the original offer. Seller’s Right of First Refusal shall apply to any offer to purchase the Terminal received by Buyer within one hundred eighty (180) days before or after termination of the Terminaling Services Agreement with respect to any Terminal due to a decision of Buyer to close the Terminal(s).

15.23                     Hart-Scott Rodino Filing Requirements.  Within thirty (30) days after execution of this Agreement, SELLER and BUYER shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the Hart-Scott-Rodino Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated herein.  SELLER and BUYER shall consult with each other as to the appropriate time for filing such notifications, shall agree upon the timing of such filings and shall, respond promptly to any requests for additional information made by either of such agencies.  BUYER shall pay the filing fees under the HSR Act, and shall receive a credit of 50% of such filing fees against the Purchase Price at Closing.  BUYER and SELLER shall each bear their respective costs for the preparation of any filing.  SELLER and BUYER shall use commercially reasonable efforts to cause any waiting period under the HSR Act with respect to the transactions contemplated herein to expire or terminate at the earliest possible time.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require BUYER or SELLER or any of their respective Affiliates to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of the BUYER or SELLER or their respective Affiliates, whether as a condition of obtaining any approval from a Governmental Authority or any other Person or for any other reason.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Terminals Sale and Purchase Agreement as of the date first above written.

EXXONMOBIL OIL CORPORATION

By:

Printed
Name:

Title:

GLOBAL COMPANIES LLC

By:

Printed
Name:

Title:

[Signature Page To Terminals Sale and Purchase Agreement Between
ExxonMobil Oil Corporation and Global Companies LLC, dated March 16, 2007]